Exhibit 21.1

List of Subsidiaries

As of October 31, 2012*

	State or Jurisdiction of Incorporation or Organization	Name Under Which Subsidiary Does Business
First Tier Subsidiaries of Eaton Vance Corp.:
Eaton Vance Distributors, Inc.	Massachusetts	Same
Eaton Vance Investment Counsel	Massachusetts	Same
Eaton Vance Management	Massachusetts	Same
Eaton Vance Acquisitions	Delaware	Same

Certain Subsidiaries of Eaton Vance Acquisitions:
Atlanta Capital Management Company, LLC	Delaware	Same
Fox Asset Management LLC	Delaware	Same
Parametric Portfolio Associates LLC	Delaware	Same

Certain Subsidiaries of Eaton Vance Management:
Boston Management and Research	Massachusetts	Same
Eaton Vance Management Canada Ltd	British Columbia	Same
Eaton Vance Management (International) Limited	United Kingdom	Same

*The names of certain subsidiaries have been omitted from this list inasmuch as the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the Company’s fiscal year ended October 31, 2012.

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